Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 1, 2022, with respect to the consolidated statements of financial condition of Cowen Inc. as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

August 16, 2022